                                                                  (Exhibit 99.1)


                            N E W S   R E L E A S E


IMMEDIATE
January 13, 1999

Robert F. Burns, Vice President and Chief Financial Officer
(978) 282-1800, ext.1647


                   NUTRAMAX RECEIVES SHAREHOLDER APPROVAL OF
                 AND CONSUMMATES PRIVATE PLACEMENT TRANSACTION

   GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. (NASDAQ: NMPC), a leading manufacturer and marketer of private label health and personal care products, today announced the consummation of a private placement transaction with Cape Ann Investors, L.L.C., the Company's largest stockholder, Donald E. Lepone, the Chief Executive Officer, President and a Director of the Company, and Bernard J. Korman, the Chairman of the Board of the Company (collectively, the "Purchasers"). Pursuant to the private placement, which was approved by the Company's shareholders at the annual meeting held on January 12, 1999, the Company issued and sold an aggregate of 1,441,860 shares of common stock of the Company at a price per share of $4.30, for an aggregate purchase price of $6,200,000. The purchase price of $4.30 per share represented a premium of 11% to the closing price per share on October 21, 1998, the date on which the Board of Directors of the Company agreed in principle to the terms of the private placement.

   NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of private label Disposable Douche, ready-to-use Enema, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops and Throat Lozenges. The Company also markets a broad line of Contact Lens Care Products, OTC and generic prescription Ophthalmics, Toothbrushes, Dental Floss, Adhesive Bandages, Medical Tapes, First Aid Kits and various First Aid Products for the hospital and industrial safety markets. NutraMax products are sold by supermarkets, drug chains and mass merchandisers under both store brand names and control brands, including Powers, Optopics, Sweet'n Fresh(R), Pure & Gentle, Fresh'n Easy, Pro Dental, American White Cross and NutraMax.